Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2019 first quarter earnings call. My name is Mike Hays, the Company’s CEO and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

Contract value growth in our Voice of the Customer digital platform continues with more and more current clients expanding their uses of the platform, and new logo wins displacing Press Ganey add to our marketplace footprint. The industry is realizing the value of reallocating healthcare systems legacy patient satisfaction spend against a higher value offering which is creating C-suite and enterprise-wide attention.

After Kevin shares with us his prepared remarks regarding financial performance, we’ll discuss how the Voice of the Customer platform is evolving.

With that, I will now turn the call over to Kevin.

Kevin

Thank you, Mike.

Total contract value at the end of the first quarter 2019 totaled $130.1 million, representing 7% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 25% of our client base at the end of the first quarter 2019, up from 23% at the same time last year. Total contract value for our digital Voice of the Customer platform solutions increased to $79.1 million, compared to $59.4 million at the end of the first quarter of 2018.

First quarter 2019 revenue was $31.5 million, an increase of 1.5% over the first quarter 2018. First quarter revenue for our digital Voice of the Customer platform solutions increased to 58% of total revenue compared to 45% of total revenue in the first quarter of 2018.

Consolidated operating income for the first quarter 2019 was $10.7 million or 34% of revenue, compared to $9.0 million or 29% of revenue for the same period last year.

Total operating expenses of $20.8 million decreased by 6% in comparison to the prior year.

Direct expenses decreased by 10% to $11.7 million for the first quarter 2019, compared to $12.9 million for the same period in 2018. Direct expenses as a percent of revenue were 37% for the first quarter 2019 compared to 42% in 2018.

Direct expenses decreased due in large part to variable cost of product savings driven by the continued shift in our revenue mix from legacy solutions to Voice of the Customer platform revenue. The expense savings over the past three years have been significant, with variable direct expenses as a percentage of revenue decreasing to 18% for the first quarter of 2019 compared to 24% in the first quarter of 2016. These savings have provided incremental cash flow for reinvestment in the business and increased returns to shareholders.

Selling, general and administrative expenses decreased to $7.7 million for the first quarter 2019, compared to $7.9 million for the same period in 2018. SG&A expenses were 24% of revenue for the first quarter in 2019 and 25% of revenue for the first quarter in 2018.

Selling, general and administrative expenses decreased primarily as a result of a reduction in the legal and accounting costs associated with the Recapitalization in 2018 partially offset by increased software and platform hosting expenses.

Depreciation and amortization expense increased to $1.4 million for the first quarter of 2019 compared to $1.3 million in 2018. This increase in expense is driven by additional investments in our technology platform.

Other income and expense changed from $9,000 of net other income in the first of quarter of 2018 to $844,000 of net other expense in the first quarter of 2019. This change was primarily due to increased interest expense from the new term loan originated in April 2018 and foreign exchange rates changes on the revaluation of intercompany transactions.

The Company’s income tax expense was $1.7 million for the first quarter 2019 and 2018. The effective tax rate was 17% for the first quarter of 2019, compared to an effective rate of 19% for the same period in 2018. The decrease in the effective rate is primarily due to non-deductible Recapitalization expenses that were incurred in the first quarter of 2018 and increased tax benefits from the exercise of options and dividends paid to non-vested shareholders in the first quarter of 2019 compared to 2018.

Net income for the first quarter was $8.2 million in 2019, compared to $7.3 million in 2018.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As Kevin reported, our VoC Platform now accounts for over half of our revenue. That said, we understand reported consolidated top-line revenue makes it hard to track and fully comprehend the transformation of the business and growth in the VoC platform.

To provide more visibility, let me highlight an interesting fact. Today, 650 client organizations account for $101 million or 78% of NRC Health’s $130 million of contract value. At year-end 2015, this group accounted for $53 million in contract value. The doubling of contract value among today’s core clients in three years or so has been driven by the VoC platform’s expanding solution offerings. While we have yet to fully digitize 100% of this group’s current NRC spend, these 650 clients--some long standing, some recent--have compounded annual contract value growth rate of over 20%.

As we have transitioned the business over the past three years or so by divesting and de-emphasizing select products, while at the same time converting legacy experience spend to our Voice of the Customer platform, the underlaying double-digit growth among core clients has been masked. As we work through this transition, growth rate will become more visible from reported top-line revenue.

This completes our prepared remarks, so operator I will now ask to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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